Exhibit 10 (vii)

STATE OF NORTH CAROLINA

COUNTY OF HARNETT

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) entered into as of January 9, 2008 by and between NEW CENTURY BANCORP, INC. (hereinafter referred to as the “Company”) and WILLIAM L. HEDGEPETH, II (hereinafter referred to as “Officer”).

W I T N E S S E T H:

WHEREAS, the expertise and experience of Officer and his relationships and reputation in the financial institutions industry are extremely valuable to the Company; and

WHEREAS, it is in the best interests of the Company and its shareholders to maintain an experienced and sound management team to manage the Company and its subsidiary banks, New Century Bank and New Century Bank South (the “Banks” and collectively with the Company, the “Employer”) and to further the Company’s overall strategies to protect and enhance the value of its shareholders’ investments; and

WHEREAS, the Company and Officer desire to enter into this Agreement to establish the scope, terms and conditions of Officer’s employment by the Employer; and

WHEREAS, the Company and Officer desire to enter into this Agreement also to provide Officer with security in the event of a change in control in the Company and to ensure the continued loyalty of Officer during any such change in control in order to maximize shareholder value as well as the continued safe and sound operation of the Company and the Banks.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Company and Officer hereby agree as follows:

1. Employment. The Employer hereby agrees to employ Officer, and Officer hereby agrees to serve as an officer of the Company and as an officer of the Banks, all upon the terms and conditions stated herein. As an officer of the Company and the Banks, Officer will (i) serve as President and Chief Executive Officer of the Company, New Century Bank and New Century Bank South; and (ii) have such other duties and responsibilities, and render to the Employer such other management services, as are customary for persons in Officer’s position with the Employer or as shall otherwise be reasonably assigned to him from time to time by the Employer. Officer shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Employer. Officer hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Officer and the Employer shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Officer shall not engage in any other occupation which requires a significant amount of Officer’s personal attention during Employer’s regular business hours or which otherwise interferes with Officer’s attention to or performance of his duties and responsibilities as an officer of the Company and the Banks hereunder except with the prior written consent of the Company. However, nothing herein contained shall restrict or prevent Officer from personally, and for Officer’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Officer’s own benefit so long as said activities do not interfere with Officer’s attention to or performance of his duties and responsibilities as an officer of the Company and the Banks.

While employed by Employer pursuant to this Agreement, Officer is entitled to maintain his primary work location in Fayetteville, North Carolina or Dunn, North Carolina.

2. Compensation. For all services rendered by Officer to the Employer under this Agreement, the Employer shall pay Officer a minimum base salary at a rate of Two Hundred Ten Thousand and 00/100 Dollars ($210,000) per annum for the first year and shall increase this amount by a minimum of five percent (5%) at the beginning of each of the second and third years of the contract term. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law. In the event of a Change in Control (as defined in Paragraph 8), Officer’s base salary shall be increased not less than six percent (6%) annually during the term of this Agreement.

In addition to the foregoing, Officer shall be entitled to receive cash bonuses on an annual basis during the term of this Agreement as may be determined by the Board of Directors of the Company or its Compensation Committee.

3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Officer shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by Employer and available to all other executive employees of Employer including but not limited to incentive and other stock options and grants, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of Employer as applicable, resolutions of the Company’s or the Banks’ Boards of Directors establishing such programs and plans, and Employer’s normal practices and established policies regarding such programs and plans.

In addition to the other compensation and benefits described in this Agreement, Employer shall:

(i) Provide Officer with five (5) weeks of paid vacation leave notwithstanding the policy for all other employees.

(ii) Assume payment of dues to Highland Country Club in an amount not to exceed $303 per month, provided that Officer shall be responsible for all personal expenses for use of such club.

(iii) Provide Officer with a car allowance in the amount of One Thousand and 00/100 Dollars ($1,000) per month. Officer shall be responsible for taxes, insurance and maintenance and fuel expenses incurred with regard to the automobile.

(iv) Reimburse Officer for his reasonable business expenses incurred in connection with his services to Employer hereunder; provided that Officer incurs and submits such expenses in accordance with the Employer’s policy on business expense reimbursement.

(v) Pay the monthly premium for medical insurance for Officer and his family and, if and when offered to employees of the Company, dental and eyecare insurance for Officer and his family.

(vi) Pay all monthly premiums for short- and long-term disability insurance policies for Officer that compensate Officer at 100% of his then-current base salary, provided further that Employer agrees and acknowledges that if Employer’s short- and long-term disability policies for employees do not provide for coverage equal to at least 100% of Officer’s base salary, Employer will purchase one or more individual policies for Officer’s benefit to provide for such coverage.

(vii) Pay the monthly premium for medical insurance coverage for Officer and his spouse upon Officer’s retirement from employment with Employer on or after Officer’s attainment of age sixty-five (65).

4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Officer or the Employer to terminate Officer’s employment at any time as provided herein, the term of this Agreement and Officer’s employment hereunder shall be for a period commencing on the date first written above and continuing for a period of three (3) years. On each anniversary of this Agreement, the term shall automatically be extended for an additional one-year period unless written notice from the Company is given ninety (90) days prior to such date notifying Officer that this Agreement shall not be further extended (the initial term and any extension thereof, the “Term”).

5. Confidentiality; Noncompetition. Officer hereby acknowledges and agrees that (i) in the course of his service as an officer of the Company and the Banks, he will gain substantial knowledge of and familiarity with the Banks’ customers and its dealings with them, and other information concerning the business of the Company and the Banks, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Employer’s interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Officer’s ability to compete against the Company and the Banks and on his disclosure of information about the Company’s and the Banks’ business and customers. For that purpose, and in consideration of the Company’s agreements contained herein, Officer covenants and agrees as provided below.

(a) Covenant Not to Compete. Officer will not “Compete” (as defined below), directly or indirectly, with the Banks within Harnett County or Cumberland County or Robeson County or within a twenty-five (25) mile radius of any full service office of either of the Banks (the “Relevant Market”) as follows:

(i) if this Agreement is terminated by the Company without “cause” (as defined in paragraph 6(d) hereof) or by Officer for “Good Reason” (as defined in

Paragraph 6(e) hereof), Officer shall not “Compete” with the Banks within the Relevant Market for the period of time Officer is receiving compensation pursuant to the terms of this Agreement; or

(ii) if this Agreement is terminated by Officer without Good Reason, Officer shall not “Compete” with the Banks within the Relevant Market for a period of twelve (12) months from the date of termination of this Agreement by Officer.

Notwithstanding any other provision contained herein, Officer’s covenant not to Compete as set forth in this Paragraph 5(a) shall be null and void upon a “Change in Control” (as defined in Paragraph 8 hereof) that occurs while Employee is employed by the Employer.

For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, with which such Person has no prior relationship, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution with which such Person has no prior relationship in making loans to any such Person; (iii) inducing or attempting to induce any Person who was a Customer of either of the Banks on the date of termination of Officer’s employment with the Company, to change such Customer’s depository, loan and/or other banking relationship from the Banks to another Financial Institution with which Customer has no prior relationship; (iv) acting as a consultant, officer, director, independent contractor, incorporator, organizer or employee of any Financial Institution, or proposed Financial Institution in organization, that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of either of the Banks at the date of Officer’s termination of this Agreement.

Customer. The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or during Officer’s employment with the Employers, either of the Banks has or has had a depository, loan and/or other banking relationship.

Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, any subsidiary thereof, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank or its affiliates.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

(b) Confidentiality Covenant. Officer covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Banks and their banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Banks’ customers and information regarding their accounts and business dealings with the Banks), policies and procedures, computer systems and software, shareholders and employees (herein referred to as “Confidential Information”) are proprietary to the Banks and are valuable, special and unique assets of the Banks’ business to which Officer will have access during his employment with the Banks. Officer agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Company and the Banks, and (ii) at all times during the term of his employment with the Banks and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Officer of his duties on behalf of the Banks or otherwise pursuant to the direct, written authorization of the Company, Officer will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Banks’ premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the

Banks. However, following the termination of Officer’s employment, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Officer was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Banks’ or the Company’s consent), or which is obtained by Officer from a third party which or who is not obligated under an agreement of confidentiality with respect to such information, or which Officer is required by law, regulation or court order to disclose.

(c) Remedies for Breach. Officer understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5(a) and 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Company and the Banks, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Officer’s actual or threatened breach or violation of the covenants contained in Paragraph 5(a) or 5(b), the Company and/or the Banks shall be entitled to bring a civil action seeking an injunction restraining Officer from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Officer agrees that, if the Company or either or both of the Banks institute any action or proceeding against Officer seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Officer shall be deemed to have waived the claim or defense that the Company or either of the Banks has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Company or the Banks of any such right, remedy, power or privilege shall not preclude the Company or the Banks or their successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Company and the Banks.

Notwithstanding anything contained herein to the contrary, Officer agrees that the provisions of Paragraph 5(a) and 5(b) above and the remedies provided in this Paragraph 5(c) for a breach by Officer shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Company or the Banks under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(d) Survival of Covenants. Officer’s covenants and agreements and the rights and remedies of the Company and the Banks provided for in this Paragraph 5 shall survive any termination of this Agreement or Officer’s employment with the Employer.

6. Termination and Termination Pay.

(a) Termination by the Company without Cause. Officer’s employment under this Agreement may be terminated at any time without Cause by the Company upon ninety (90) days prior written notice to Employee. Upon termination by the Company without Cause, Officer shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Company, in its sole discretion, may elect for Officer not to provide services to the Company during part or all of such notice period. If the Company terminates Officer’s employment under this Agreement without “Cause” pursuant to this Paragraph 6(a), Officer shall also be entitled to receive the payments and/or benefits described in Paragraph 6(f) of this Agreement.

(b) Termination upon Death. Officer’s employment under this Agreement shall be terminated upon the death of Officer during the term of this Agreement. Upon any such termination, Officer’s estate shall be entitled to receive any compensation due to Officer computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

(c) Termination due to Disability. In the event Officer becomes disabled during the term of his employment hereunder and it is determined by the Company that Officer is permanently unable to perform his duties under this Agreement, the Employer shall continue to compensate Officer at the level of compensation described in Paragraph 2 above, and shall continue to provide Officer each of the other benefits set forth or described in this Agreement, for the remaining term of this Agreement, less any other payments provided under any disability income plan of the Employer which is applicable to Officer. In the event of any disagreement between Officer and the Company as to whether Officer is physically or mentally incapacitated such as will result in the termination of Officer’s employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Officer and the Company or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Company and the other by Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Officer and the Company. The Company shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6(c).

(d) Termination by the Company for “Cause.” Employer may terminate Officer’s employment immediately for “Cause” (as defined below). Following any termination of Officer’s employment for “Cause,” Officer shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination), other than his right to be compensated through the effective date of termination.

For purposes of this Paragraph 6(d), the Employer shall have “Cause” to terminate Officer’s employment upon:

(i) A determination by the Employer, in good faith, that Officer (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Company or to either of the Banks or which has had or likely will have a material adverse effect on the business or reputation of the Company or the Banks. Prior to any termination of Officer’s employment for a material breach of this Agreement, failure to perform or conduct described in this subparagraph (i), the Employer shall give Officer detailed written notice which describes such material breach, failure to perform or conduct and if during a period of ten (10) business days following such notice Officer cures or corrects the same to the reasonable satisfaction of the Employer, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if within one year prior to such notice the Employer has given written notice to Officer on a previous occasion of the same or a substantially similar material breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Employer determines in good faith to be of substantially similar import, or if the Employer determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Officer shall have no right to cure such breach, failure to perform or conduct.

(ii) The violation by Officer of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Company or the Banks or any of their affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Board of Governors of the Federal Reserve or any other banking regulator having legal jurisdiction over the Company or the Banks), which results from Officer’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Company or any of its affiliates or subsidiaries or to the reputation of the Company or the Banks;

(iii) The commission in the course of Officer’s employment with the Employer of an act of fraud, embezzlement, theft (whether or not resulting in criminal prosecution or conviction) or Officer’s falsification of records or other material false statement or omission, either of which is made in connection with his work for Employer;

(iv) The conviction of Officer of any felony or misdemeanor involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Officer from serving as an employee or officer of, or a party affiliated with, the Company or the Banks or any of their affiliates or subsidiaries;

(v) Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the affairs of the Company or the Banks (or if proceedings for that purpose are commenced) by any Regulatory Authority; and,

(vi) The occurrence of any event believed by the Company, in good faith, to have resulted in Officer being excluded from coverage, or having coverage limited as to Officer as compared to other covered officers or employees, under the Employer’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(e) Termination by Officer for “Good Reason.” Officer may terminate his employment with Employer for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(i) any material adverse change or diminution in the compensation, office, title, duties, powers, authority, responsibilities, or reporting structure of Officer, without “Cause” and without Officer’s consent, which change or diminution is not corrected within ten (10) business days after Employer receives written notice of such change or diminution;

(ii) any material adverse change or diminution in the life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Employer to Officer, without “Cause” and without Officer’s consent, which change or diminution is not corrected within ten (10) business days after Employer receives written notice of such change or diminution;

(iii) Officer is required to relocate to a place of work more than twenty (20) miles from Fayetteville, North Carolina or Dunn, North Carolina without his consent; or

(iv) any material breach of this Agreement by Employer (including, but not limited to, Employer’s failure to pay Officer any compensation then due and payable to Officer) or failure to provide benefits to Officer in accordance with this Agreement, without “Cause” and without Officer’s consent, where such breach or failure is not cured by Employer within ten (10) business days after Officer has given Employer written notice of demand therefor.

If Officer terminates his employment for Good Reason in accordance with this Paragraph 6(e), Officer will be entitled to the payments and/or benefits described in Paragraph 6(f) of this Agreement.

(f) Obligations of the Company upon Certain Terminations. Upon termination by the Company without Cause (and not due to Officer’s death or disability) or upon termination by Officer for Good Reason, in addition to any accrued compensation payable through the effective date of termination, the Company shall provide the following to Officer:

(i) payment in a single lump sum of an amount equal to Officer’s then-current base salary through the remainder of then-current Term (less any withholdings required by law, and on Employer’s regular pay days), which amount, unless otherwise required by Paragraph 9(b) of this Agreement will be paid to Officer within five (5) business days after termination;

(ii) payment of any accrued cash bonus through the remainder of the then-current Term, which amount is due and payable to Officer within five (5) business days of the date such bonus is calculable by Employer; and

(iii) continuation of Officer’s medical insurance benefits at the level provided to Officer and his family during his employment through either continued participating in Employer’s benefit plans and/or reimbursement for such continuation under COBRA, through the remainder of the then-current Term (provided, however, that if Employer cannot continue Officer’s participation in such benefits and if COBRA coverage expires before the end of the then-current Term, Employer will reimburse Officer for individual coverage through the remainder of the then-current Term if necessary).

7. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Employer is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Employer such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Employer, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

8. Change in Control

(a) In the event that during the term of this Agreement (i) the Employer terminates Officer’s employment (other than for “Cause” or disability or death); or (ii) Officer terminates his employment with the Employer following an Adverse Change, within twelve (12) months after a Change in Control (any such termination a “Change in Control Termination”), Officer shall be entitled to receive the Change in Control Benefit specified in this Paragraph 8. The date on which the Officer or Company receives notice in accordance with Paragraph 6 or this paragraph, as the case may be, of the Officer’s Change in Control Termination, respectively, shall be deemed the Change in Control Termination Date. Following an Adverse Change which gives rise to Officer’s rights hereunder, Officer shall have twelve (12) months from the date of occurrence of an Adverse Change to terminate his employment pursuant to this Paragraph 8. Any such termination shall be deemed to have occurred only upon delivery to the Employer or any successor thereto, of written notice of termination which describes the Change in Control and the Adverse Change. If Officer does not so terminate his employment within such twelve (12) month period, Officer shall thereafter have no further rights hereunder with respect to that Adverse Change, but shall retain rights, if any, hereunder with respect to any other Adverse Change as to which such period has not expired. (b) For purposes of this Agreement, ”Adverse Change” shall mean the occurrence of any of the following:

(i) Officer is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Employer in effect at such time;

(ii) Officer’s annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

(iii) Officer’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Employer to Officer as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Employer who participated in such benefits prior to such Change in Control; or

(iv) Officer is transferred or required to report on a daily basis to a location more than twenty (20) miles from Dunn, North Carolina or Fayetteville, North Carolina, without Officer’s express written consent.

An Adverse Change shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(c) The Change in Control Benefit shall be an amount equal to two hundred ninety-nine percent (299%) of Officer’s “base amount” as defined in Section 28OG(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) For the purposes of this Agreement, the term “Change in Control” shall mean any of the following events:

(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7 (j) (8) (A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Company, or acquires control of in any manner the election of a majority of the directors of the Company;

(ii) The Company consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Company is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

Notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and the Company agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e) Amounts payable pursuant to this Paragraph 8 will not be paid until the earliest of (i) the first day of the seventh month after Officer’s employment has actually terminated for reasons other than Employee’s death; (ii) the date of Officer’s death; or (iii) any earlier date that does not result in additional tax or interest to Officer under Section 409A of the Code. As promptly as possible after the end of the period during which payments are delayed pursuant to this Subparagraph 8(f), the payments called for by this Agreement shall be paid to Officer in a single lump sum.

(f) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Employer for federal income tax purposes and not result in the imposition of an excise tax on Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Officer which are deemed to be “parachute payments” as that term is defined in Section 28OG(b)(2) of the Code, shall be modified or reduced to the minimum extent deemed necessary by the Company’s auditors to avoid the imposition of an excise tax on Officer under Section 4999 of the Code or the disallowance of a deduction to the Employer under Section 28OG(a) of the Code.

(g) If any provision of this Agreement does not satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Officer to additional tax or interest under Section 409A, Employer shall reform the provision. However, Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Officer to additional tax or interest, and Employer shall not be required to incur any additional compensation expense as a result of the reform provision. References in this Agreement to Section 409A of the Internal Revenue Code of 1986 include rules, regulations and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

(h) In the event any dispute shall arise between Officer and the Company as to the terms or interpretation of this Agreement, including this Paragraph 8, whether instituted by formal legal proceedings or otherwise, including any action taken by Officer to enforce the terms of this Paragraph 8 or in defending against any action taken by the Company, the Company shall reimburse Officer for all costs and expenses, proceedings or actions, in the event Officer prevails in any such action.

9. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company and the Banks which shall acquire, directly or indirectly, by conversion, merger, share exchange, purchase or otherwise, all or substantially all of the assets of the Company or the Banks, as applicable.

(b) The Employer is contracting for the unique and personal skills of Officer. Therefore, Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by any party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of North Carolina, except to the extent that federal law shall be deemed to apply.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

NEW CENTURY BANCORP, INC.

	.	By:	/s/ C. L. Tart, Jr.
C. L. Tart, Jr.
Chairman of the Board

ATTEST

/s/ Brenda Bonner
Corporate Secretary

/s/ William L. Hedgepeth, II
William L. Hedgepeth, II

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